Exhibit 99.1

Antero Resources and Antero Midstream Announce Retirement of Co-Founder Glen Warren

Denver, Colorado, April 8, 2021—Antero Resources Corporation (NYSE: AR) (“Antero Resources”) and Antero Midstream Corporation (NYSE: AM) (“Antero Midstream”) today announced that Glen Warren will retire as President and Chief Financial Officer of Antero Resources and President of Antero Midstream, effective April 30, 2021. Mr. Warren will also step down from the board of both companies as of the same date.

“Glen has been a visionary leader in the energy industry over the last several decades,” said Paul Rady, Co-Founder, Chairman and CEO of Antero Resources and Antero Midstream. “For more than 20 years, Glen and I have been partners across a number of successful plays and organizations. We were some of the first successful players in unconventional resources, initially in coal bed methane in the Powder River Basin, then in the Barnett Shale where we were early adopters of horizontal drilling and multi-stage completions. Since first entering Appalachia in 2008, Glen has been instrumental in growing Antero Resources into the second largest NGL producer and the third largest natural gas producer in the United States today. Under Glen’s co-leadership, Antero Resources has reset its balance sheet and cost structure, is generating significant free cash flow and expects to reduce leverage below 2.0x in 2021. In addition, Antero Midstream is now one of the only midstream companies in the industry with the optimum combination of c-corp governance, a self-funding business model after dividends, long-term growth and a declining leverage profile with already one of the strongest balance sheets in the midstream industry. Despite the challenges facing the energy industry over the last several years, Glen has helped reposition both Antero Resources and Antero Midstream to succeed for many years to come. His impact can be seen on our people, assets, balance sheets and performance. I wish Glen all the best in the next chapter of his life.”

Antero Resources entered the Appalachia Basin in 2008 and drilled its first wells in 2009. In 2013, Antero Resources completed the largest initial public offering of an independent exploration and production company, raising $1.8 billion in proceeds. Antero Resources now holds 515,000 net acres in the core of the Appalachian Basin, and in 2020 produced over 3.5 Bcfe/d, including almost 200,000 Bbl/d of liquids.

Antero Midstream was formed by Antero Resources in 2012 to own, operate and develop midstream energy infrastructure to service Antero Resources' increasing production. In 2014, Antero Midstream completed what was then the lowest-yielding and largest initial public offering of a master limited partnership, raising $1.2 billion in proceeds. Today, Antero Midstream has the most comprehensive liquids midstream system in Appalachia and an enterprise value of over $7.0 billion.

Commenting on the successes of the Antero family, Mr. Warren stated “It has been one of the greatest honors of my career to partner with Paul Rady and to help lead the growth of the Antero entities from the ground floor. I have so many great memories over the years, from the multitude of relationships built to the countless milestones achieved. I want to thank all our employees and board members past and present, our private equity partners, bankers and investors for your belief in Paul and me and our vision to build a great set of sustainable companies. Importantly, I want to thank my wife and family for unwavering support over the many years. Going forward, the Antero entities are very well positioned with the lowest debt levels since being public and one of the strongest, most integrated teams in the industry with the continued outstanding leadership of Paul. I plan to be a long-term shareholder of both Antero Resources and Antero Midstream, and wish the Antero family tremendous success.”

Mr. Warren is looking forward to spending more time with his family, as well as spending more time on philanthropy, farming, fishing and tennis.

Antero Resources is an independent oil and natural gas company engaged in the exploration, development and production of natural gas, NGLs, and oil properties located in the Appalachian Basin. Antero Midstream is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources properties. For more information, contact Michael Kennedy, Chief Financial Officer of Antero Midstream and SVP–Finance of Antero Resources and Antero Midstream, at (303) 357-6782 or mkennedy@anteroresources.com.